EXHIBIT 99
[LOGO]
FOR IMMEDIATE RELEASE
CONTACT: ROBERT J. WELLS
VICE PRESIDENT, CORPORATE
COMMUNICATIONS AND
PUBLIC AFFAIRS
216-566-2244
NEWS:

The Sherwin-Williams Company — 101 Prospect Avenue, N.W. -
Cleveland, Ohio 44115 — (216) 566-2140
The Sherwin-Williams Company Reports 2006 Year-end Financial Results
•	Consolidated net sales increased 8.6% in the year to a record $7.81 billion

•	Diluted net income per share increased 27.7% in the year to a record $4.19 per share

•	Cash dividend increased for the 28th consecutive year

•	Purchased 5.6 million shares of Sherwin-Williams common stock
     CLEVELAND, OHIO, January 25, 2007 — The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2006. Consolidated net sales increased $619.1 million, or 8.6%, to $7.81 billion in the year and $84.5 million, or 4.9%, to $1.79 billion in the quarter due primarily to strong paint sales by the Global Group and by stores open for more than twelve calendar months in the Paint Stores Group.
     Consolidated net income increased $112.8 million, or 24.3%, to $576.1 million in the year and $23.6 million, or 31.3%, to $98.7 million in the quarter. As a percent to net sales, consolidated net income improved to 7.4% from 6.4% in the year and to 5.5% from 4.4% in the quarter due primarily to improved profitability of operations. Diluted net income per common share in the year increased 27.7% to $4.19 per share from $3.28 per share in 2005 and 35.2% to $.73 per share in the quarter compared to $.54 per share a year ago.
     Effective January 1, 2006, the Company changed its reportable operating segments based on changes in its management structure to the following segments: Paint Stores Group, Consumer Group and Global Group. Historical business segment information has been updated to reflect this change in reportable operating segments.
     Net sales in the Paint Stores Group increased $492.2 million, or 11.3%, to $4.84 billion in the year and $55.4 million, or 5.2%, to $1.11 billion in the quarter due primarily to strong domestic architectural paint sales to contractors in the first half of 2006 that softened slightly in the third and fourth quarters and improved industrial maintenance product sales. Net sales from stores open for more than twelve calendar months increased 9.1% in the year and 3.0% in the quarter. Paint Stores Group segment profit increased $150.6 million, or 26.5%, to $720.0 million in the year and $29.5 million, or 22.2%, to $162.7 million in the quarter. Paint Stores Group segment profit as a percent to net sales increased to 14.9% from 13.1% in the year and to 14.6% from 12.6% in the quarter due primarily to increased paint sales volume, effective SG&A expense control, and increased selling prices on paint and all non-paint categories of products sold.
     Net sales of the Consumer Group decreased $27.0 million, or 1.9%, to $1.36 billion in the year and $11.7 million, or 4.0%, to $278.4 million in the quarter. The sales declines were due primarily to sluggish Do-It-Yourself (DIY) sales and the elimination of a portion of a paint program with a large retail customer. Consumer Group segment profit increased $43.1 million, or 25.2%, to $214.2 million in the year and $21.4 million to $21.0 million in the quarter. Segment profit for the Consumer Group in the fourth quarter of 2005 was a loss that included a $22.0 million asset impairment charge. As a percent to net sales, this Group’s segment profit increased to 15.7% from 12.3% in the year due primarily to selling price increases, tight spending control and better factory utilization resulting from higher volume shipments to the Paint Stores Group.
     Net sales of the Global Group increased $153.7 million, or 10.7%, to $1.59 billion in the year and $41.0 million, or 11.4%, to $401.8 million in the quarter when stated in U.S. dollars. This Group’s net sales stated in local currency increased 8.2% in the year and 10.1% in the quarter due primarily to selling price increases and volume gains in all its operations worldwide. The Global Group’s segment profit improved $28.4 million, or 27.9%, to $130.4 million in the year and decreased $11.0 million, or 34.2%, to $21.2 million in the quarter. The Global Group’s segment profit as a percent to net sales increased to 8.2% from 7.1% in the year and decreased to 5.3% from 8.9% in the quarter. This Group’s segment profit in the year was favorably impacted by increased sales, improved operating efficiencies related to additional manufacturing volume and expense control. The fourth quarter reduction in segment profit was due to a $16.0 million charge incurred during the quarter to resolve certain litigation. There was no significant impact on Global Group segment profit in the year or fourth quarter due to currency exchange fluctuations.
     The Company purchased 2,650,000 shares of its common stock in the fourth quarter, bringing the total purchased to 5,600,000 shares in 2006. The Company had remaining authorization at December 31, 2006 to purchase 12,821,000 shares.
     Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased that the Paint Stores Group continued to achieve improved net sales during 2006 in spite of some slowing in the new-home market and softness in D-I-Y customer demand. We are also pleased that the Paint Stores Group increased its segment profitability by more than 20% while absorbing costs associated with opening 48 net new stores during the fourth quarter and 117 during the full year 2006 — an increase of more than 23% for the year over 2005 and an increase of 4.0% in the total number of stores. The Paint Stores Group finished the year with 3,046 stores in operation.
     “Our Consumer Group achieved efficiencies that helped to partially offset its sales shortfalls. The Consumer Group continued to feel pressure on gross margins from certain persistent raw material cost increases. However, this Group is managing through these cost increases, its gross margins have begun to stabilize and its segment profitability improved.
     “We are pleased with the continued strong improvements in sales and operational performance in every one of the businesses and geographic areas of our Global Group. We are gratified that the Global Group continued to improve its segment profitability while organically growing its distribution network by opening 41 net new stores during 2006, finishing the year with 469 stores in operation worldwide. We are encouraged by the increased market penetration being achieved by our international businesses and the continued growth of our domestic automotive and product finishes sales.
     “In the first quarter of 2007, we anticipate achieving a low-to-mid-single digit percentage increase in consolidated net sales versus the first quarter of 2006. We estimate diluted net income per common share in the first quarter of 2007 will be in the range of $.80 to $.85 per share compared to $.82 per share earned in the first quarter of 2006. We anticipate a higher effective tax rate in the first quarter of 2007 compared to the first quarter of 2006 that will negatively impact diluted net income per common share by approximately $.04 per share. For the full year 2007, we expect to achieve a mid-single digit percentage increase in consolidated net sales over 2006. With annual sales at that level, we estimate diluted net income per common share for 2007 will be in the range of $4.55 to $4.65 per share compared to $4.19 per share earned in 2006. For the full year 2007, we expect the annual effective tax rate to be slightly higher than the annual rate recognized in 2006.”
     The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2006, and its outlook for the first quarter and full year 2007, at 11:00 a.m. ET on Thursday, January 25, 2007. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on Press Room, then choose Corporate Press Releases in the Corporate Information box and click on the webcast icon following the reference to the January 25th release. The webcast will also be available at Vcall’s Investor Calendar website,www.investorcalendar.com. An archived replay of the webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 7, 2007 at 5:00 p.m. ET.
     The Sherwin-Williams Company, founded in 1866, is one of the world’s leading companies engaged in the manufacture, distribution and sale of paint, coatings and related products to professional, industrial, commercial and retail customers.
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     This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Sherwin-Williams Company and Subsidiaries
Statements of Consolidated Income (Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
Thousands of dollars, except per share data	2006	2005	2006	2005

Net sales	$1,794,550	$1,710,030	$7,809,759	$7,190,661
Cost of goods sold	1,023,687	968,350	4,395,119	4,110,296
Gross profit	770,863	741,680	3,414,640	3,080,365
Percent to net sales	43.0%	43.4%	43.7%	42.8%
Selling, general and administrative expenses	624,860	589,043	2,512,927	2,326,220
Percent to net sales	34.8%	34.4%	32.2%	32.4%
Other general expense — net	8,667	10,931	23,446	28,922
Goodwill impairment		22,000		22,000
Interest expense	16,538	11,974	67,162	49,586
Interest and net investment income	(6,791)	(1,505)	(24,611)	(4,595)
Other expense (income) — net	1,004	(773)	1,404	2,017

Income before income taxes and minority interest	126,585	110,010	834,312	656,215
Income taxes	27,902	34,875	258,254	191,601
Minority interest				1,356

Net income	$98,683	$75,135	$576,058	$463,258

Net income per common share:
Basic	$0.75	$0.56	$4.31	$3.39

Diluted	$0.73	$0.54	$4.19	$3.28

Average shares outstanding — basic	131,725,969	134,411,691	133,579,145	136,816,686

Average shares and equivalents outstanding - diluted	135,930,370	138,159,319	137,342,108	141,078,932

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on Press Room, then choosing Corporate Press Releases in the Corporate Information box and clicking on the reference to the January 25th release.